Exhibit 99.1

LEXARIA’S AMBARII CORPORATION ANNOUNCES LOI WITH NATURALLY
SPLENDID TO DISTRIBUTE CBD MELTS IN JAPAN AND SOUTH KOREA

Vancouver, British Columbia – May 30, 2017 – Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company” or “Lexaria”) is pleased to announce that its 50%-owned joint venture subsidiary, Ambarii Trade Corporation (“Ambarii”) has entered into a LOI with Naturally Splendid Enterprises Ltd. (TSXV:NSP) (“Naturally Splendid”) for the production, sale and distribution of Ambarii’s proprietary sublingual full spectrum hemp CBD tablets (“Ambarii CBD Tablets”) in Japan and South Korea.

Under the terms of the LOI, Ambarii will manufacture and supply Ambarii CBD Tablets to Naturally Splendid for exclusive distribution in Japan and South Korea. In addition to the revenue generated from product sales, Ambarii will also receive a royalty on all sales.

Ambarii CBD Tablets are quick dissolving and offer a consistent dose of full spectrum hemp oil, combined with the powerful antioxidant properties of pterostilbene. Tablets for each nation will be flavor optimized and zero-sugar. Ambarii high absorption CBD Tablets are the first commercially ready tablet of its kind and, utilizing patented technology, are designed to be the standard to which others will aspire to reach.

Lexaria’s CEO Chris Bunka says, “Ambarii is moving quickly to establish commercial production and distribution. Our Joint Venture partner Neutrisci International (TSX-V:NU) and Lexaria, working together, hope to establish distribution for Ambarii products in other global locations. We’re pleased to be working with Naturally Splendid in this new enterprise.”

NeutriSci’s President, Glen Rehman stated, “This agreement establishes the first product distribution deal for the newly formed Ambarii. Together with our joint venture partner, Lexaria Bioscience, we are very excited to have made such significant progress with Ambarii. This agreement represents a significant milestone in the cannabinoid industry as it represents the completion of the first ‘plant to blood stream’ product of its kind. We look forward to working with Naturally Splendid on this exciting new venture.”

Naturally Splendid CEO Dave Eto states, “Combining the IP and expertise of the companies involved creates a most exciting synergistic and dynamic business opportunity and we would like to thank Lexaria, Neutrisci and Ambarii as we collaborate on this exciting venture. Naturally Splendid is also investigating a HempOmega™ infused, CBD sublingual chewable tablet, which could lead to a wider array of new products. Together with Lexaria, Neutrisci and Ambarri, we believe we can develop and market products that will give Naturally Splendid a competitive advantage in this market space. Our goal is to now complete a definitive agreement.”

Hemp oil containing CBD is legal in Japan, and with a population of over 127 million, it represents one of the largest markets in the world. South Korea is expected to open its market to CBD from hemp oil soon, and its population of 50 million makes this an attractive market as well. Naturally Splendid has been working since 2015 to open distribution channels in both Japan and South Korea and Ambarii expects these markets to contribute to meaningful revenue growth in 2017 and 2018.

To find out more about Ambarii, please visit www.ambariicorp.com.

Lexaria has 18 patents pending and patent applications filed in more than 40 countries worldwide.

About Naturally Splendid Enterprises Ltd.
Naturally Splendid is a biotechnology and consumer products company that is developing, producing, commercializing, and licensing an entirely new generation of plant-derived, bioactive ingredients, nutrient dense foods, and related products. Naturally Splendid is building an expanding portfolio of patents (issued and pending) and proprietary intellectual property focused on the commercial uses of industrial hemp and non-psychoactive cannabinoid compounds in a broad spectrum of applications.

About NeutriSci International Inc.
NeutriSci specializes in the innovation, production and formulation of nutraceutical products. Established in 2009, NeutriSci’s is building sustainable sales models with Convenience, Chain Drug, and Mass Market and Supermarket retailers for neuenergy®, the Company’s natural energy and focus supplement that has at its core, the beneficial effects of blueberries. With the recent formation of Ambarii, a joint venture partnership with Lexaria Bioscience Corp., NeutriSci is expanding its reach into the burgeoning cannabinoid industry.

About Lexaria
Lexaria Bioscience Corp. is a food biosciences company with a proprietary technology for improved delivery of bioactive compounds. The Company’s lipophilic enhancement technology has been shown to enhance the bioavailability of orally ingested cannabinoids, while also improving taste. This technology promotes healthy ingestion methods, lower overall dosing and higher effectiveness in active molecule delivery. The Company’s technology is patent-protected for cannabidiol (CBD) and all other non-psychoactive cannabinoids, and patent-pending for Tetrahydrocannabinol (THC), other psychoactive cannabinoids, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.

www.lexariabioscience.com
FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance the LOI with Naturally Splendid will result in a definitive agreement nor that any product will successfully be sold in Japan or South Korea. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria Energy Foods, Amarii, and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.